Valero L.P. Reports Record Third Quarter 2005 Earnings

And Announces Quarterly Distribution

SAN ANTONIO, November 1, 2005 -- Valero L.P. (NYSE: VLI) today announced record net income applicable to limited partners of $41.3 million, or $0.88 per unit, which includes net income applicable to limited partners from discontinued operations of $4.4 million, or $0.09 per unit. For the comparable period in 2004, net income applicable to limited partners was $17.9 million, or $0.78 per unit. Distributable cash flow available to limited partners for the third quarter was a record $54.7 million, or $1.17 per unit, compared to $22.7 million, or $0.99 per unit, for the third quarter of 2004. Reported results for Valero L.P.’s third quarter and nine months ended September 30, 2005, include three months contribution from Kaneb Services LLC and Kaneb Pipe Line Partners, L.P., which merged into an affiliate of Valero L.P. on July 1, 2005.

With respect to the quarterly distribution to unitholders payable for the third quarter of 2005, Valero L.P. also announced that it has declared a distribution of $0.855 per unit payable November 14, 2005, to holders of record as of November 7, 2005. Distributable cash flow covers the distribution to the limited partners by 1.37 times.

As previously announced, the partnership completed the sale of certain terminal and pipeline assets to Pacific Energy Partners, L.P. on September 30, 2005. These assets consisted of two California terminals handling refined products, blendstocks, and crude oil, three East Coast refined products terminals, and a 550-mile refined products pipeline with four truck terminals and storage in the U.S. Rocky Mountains. Proceeds of approximately $455 million were received in connection with the sale and were used to pay down outstanding debt incurred to partially finance the Kaneb acquisition.

Results of the divested assets have been classified as discontinued operations on the income statement and reflect three months contribution. Effective October 1, 2005, the financial results from these divested assets will no longer be included in the reported results of Valero L.P.

“We are pleased to report record results in our initial quarter after completing the Kaneb acquisition,” said Curt Anastasio, Valero L.P.’s Chief Executive Officer. “We had an outstanding quarter financially as we benefited from the Kaneb acquisition, increases in our pipeline tariffs, which went into effect on July 1, and higher overall throughput volumes due to seasonally strong demand.

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“Fortunately, we experienced no significant damage to our Gulf Coast assets from either Hurricane Katrina or Hurricane Rita. Certain of our Gulf Coast pipeline and terminal assets were shut down prior to the storms making landfall, however, our skilled team of engineers and operators had these assets back up and running within a few days. As a result, the financial impact from these shutdowns was minimal.

“With respect to the recently announced pipeline project to construct approximately 110 miles of new pipeline in the northeastern Mexico and South Texas regions, we are ahead of schedule and now expect to be completed by May 2006. The newly constructed pipeline will connect to our recently expanded Valley products pipeline system, which transports refined products to the Rio Grande Valley from refineries in the Corpus Christi area. This connection allows us to increase our shipments of products to the fast growing South Texas, Rio Grande Valley and northern Mexico regions. With this new pipeline and the recently expanded Valley pipeline, we expect to move approximately 36,000 barrels per day of petroleum products.

“Looking ahead to the fourth quarter, operations are expected to be impacted temporarily by lower throughput volumes from the typical seasonal slowdown in demand for asphalt and the previously announced scheduled plant-wide turnaround at Valero Energy’s McKee refinery. Higher power costs due to significantly higher natural gas prices and higher maintenance expenses on certain legacy Kaneb assets are also expected to impact the quarter. In addition, the sale of assets to Pacific Energy Partners, L.P. is expected to lower earnings compared to the third quarter. Given those factors, we expect to report earnings in the range of 65 to 70 cents per unit for the fourth quarter,” said Anastasio.

A conference call with management is scheduled for 4:00 p.m. ET (3:00 p.m. CT) today to discuss the financial and operational results for the third quarter of 2005. Investors interested in listening to the presentation may call 800/622-7620, passcode 1089876. International callers may access the presentation by dialing 706/645-0327, passcode 1089876. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 1089876. A live broadcast of the conference call will also be available on the company’s website at www.valerolp.com.

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Valero L.P. is a master limited partnership based in San Antonio, with 9,150 miles of pipeline, 94 terminal facilities and four crude oil storage facilities. One of the largest terminal and independent petroleum liquids pipeline operators in the nation, the partnership has terminal facilities in 25 U.S. states, Canada, Mexico, the Netherlands Antilles, the Netherlands, Australia, New Zealand and the United Kingdom. The partnership’s combined system has approximately 77.6 million barrels of storage capacity, and includes crude oil and refined product pipelines, refined product terminals, petroleum and a specialty liquids storage and terminaling business, as well as crude oil storage tank facilities. For more information, visit Valero L.P.’s web site at www.valerolp.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of Valero L.P. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Valero L.P.’s 2004 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Valero L.P.
Consolidated Financial Information
September 30, 2005 and 2004
(unaudited, thousands of dollars, except unit data and per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Statement of Income Data (Note 1):
Revenues:
Services	$153,371	$58,075	$268,312	$166,106
Product	110,175	—	110,175	—

Total revenues	263,546	58,075	378,487	166,106

Costs and expenses:
Cost of sales	101,217	—	101,217	—
Operating expenses	71,358	21,626	112,688	59,746
General and administrative expenses	10,391	3,588	17,455	8,233
Depreciation and amortization	23,902	8,413	41,425	24,536

Total costs and expenses	206,868	33,627	272,785	92,515

Operating income	56,678	24,448	105,702	73,591
Equity income from joint ventures	1,541	372	2,340	1,102
Interest and other expense, net	(15,315)	(5,433)	(27,022)	(15,630)

Income from continuing operations
before income tax expense	42,904	19,387	81,020	59,063
Income tax expense	2,147	—	2,147	—

Income from continuing operations	40,757	19,387	78,873	59,063
Income from discontinued operations	4,410	—	4,410	—

Net income applicable to general partner
and limited partners' interest	45,167	19,387	83,283	59,063
Net income applicable to general partner
including incentive distributions (Note 2)	(3,892)	(1,478)	(7,215)	(4,451)

Net income applicable to limited partners	$41,275	$17,909	$76,068	$54,612

Net income per unit applicable to limited
partners (Note 2):
Continuing operations	$0.79	$0.78	$2.31	$2.37
Discontinued operations	0.09	—	0.14	—

Net income	$0.88	$0.78	$2.45	$2.37

Weighted average number of limited
partnership units outstanding	46,809,749	23,041,394	31,051,243	23,041,394

Earnings before interest, taxes and
depreciation and amortization (EBITDA, Note 3)	$91,221	$33,233	$158,567	$99,229

Distributable cash flow (Note 3)	$63,574	$25,684	$114,634	$76,690

	September 30,	September 30,		December 31,
	2005	2004		2004
Balance Sheet Data:
Long-term debt, including current portion (a)	$1,175,473	$395,599		$385,161
Partners' equity (b)	1,918,933	438,903		438,311
Debt-to-capitalization ratio (a) / ((a)+(b))	38.0%	47.4%		46.8%

Valero L.P.
Consolidated Financial Information — Continued
September 30, 2005 and 2004
(unaudited,thousands of dollars, except barrel information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Operating Data:
Crude oil pipelines:
Throughput (barrels/day)	382,615	380,395	362,574	384,643
Gross margin	$14,041	$13,231	$39,601	$39,462
Operating expenses	4,455	4,225	12,464	11,825
Depreciation and amortization	1,155	1,136	3,457	3,368

Segment operating income	$8,431	$7,870	$23,680	$24,269

Refined product pipelines:
Throughput (barrels/day)	688,126	433,695	524,290	440,853
Gross margin	$53,749	$22,324	$98,609	$63,764
Operating expenses	22,507	10,493	41,362	28,360
Depreciation and amortization	7,772	3,690	15,533	10,978

Segment operating income	$23,470	$8,141	$41,714	$24,426

Refined product terminals:
Throughput (barrels/day)	253,415	260,440	252,933	256,291
Throughput gross margin	$12,387	$11,150	$33,808	$30,259
Storage lease gross margin	61,572	—	61,572	—
Bunkering gross margin	8,958	—	8,958	—
Operating expenses	42,379	4,677	52,601	13,930
Depreciation and amortization	13,106	1,720	16,825	4,593

Segment operating income	$27,432	$4,753	$34,912	$11,736

Crude oil storage tanks:
Throughput (barrels/day)	504,060	517,135	512,349	490,190
Gross margin	$11,622	$11,370	$34,722	$32,621
Operating expenses	2,017	2,231	6,261	5,631
Depreciation and amortization	1,869	1,867	5,610	5,597

Segment operating income	$7,736	$7,272	$22,851	$21,393

Consolidated Information:
Gross margin	$162,329	$58,075	$277,270	$166,106
Operating expenses	71,358	21,626	112,688	59,746
Depreciation and amortization	23,902	8,413	41,425	24,536

Segment operating income	67,069	28,036	123,157	81,824
General and administrative expenses	10,391	3,588	17,455	8,233

Consolidated operating income	$56,678	$24,448	$105,702	$73,591

Valero L.P.
Consolidated Financial Information — Continued
September 30, 2005 and 2004
(unaudited)

Notes:

1.	The statement of income data for the three and nine months ended September 30, 2005 includes $29.4 million of operating income related to the Kaneb Acquisition. Of the $29.4 million, $10.8 million is attributed to the refined product pipeline segment and $18.6 million is attributed to the refined product terminal segment.

2.	Net income is allocated between limited partners and the general partner’s interests based on provisions in the partnership agreement. The net income applicable to limited partners is divided by the weighted average number of limited partnership units outstanding in computing the net income per unit applicable to limited partners. On July 1, 2005, Valero L.P. issued 23,768,751 of common units in exchange for all of the outstanding common units of Kaneb Pipe Line Partners, L.P. As of September 30, 2005, Valero L.P. has 46,809,749 common and subordinated units outstanding. Net income applicable to the general partner includes incentive distributions aggregating $3.1 million and $1.1 million for the three months ended September 30, 2005 and 2004, respectively, and $5.7 million and $3.3 million for the nine months ended September 30, 2005 and 2004, respectively.

3.	Valero L.P. utilizes three financial measures, EBITDA, distributable cash flow, and distributable cash flow per unit which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither EBITDA, distributable cash flow, nor distributable cash flow per unit are intended to represent cash flows for the period, nor are they presented as an alternative to net income or net income per unit. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to EBITDA and distributable cash flow (thousands of dollars, except unit data and per unit data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net income	$45,167	$19,387	$83,283	$59,063
Plus interest expense, net (a)	20,005	5,433	31,712	15,630
Plus income tax expense	2,147	—	2,147	—
Plus depreciation and amortization	23,902	8,413	41,425	24,536

EBITDA	91,221	33,233	158,567	99,229
Less equity income from joint ventures	(1,541)	(372)	(2,340)	(1,102)
Less interest expense, net (a)	(20,005)	(5,433)	(31,712)	(15,630)
Less reliability capital expenditures	(8,476)	(1,992)	(12,369)	(7,030)
Plus distributions from joint ventures	2,375	248	2,488	1,223

Distributable cash flow	$63,574	$25,684	$114,634	$76,690

General partner's interest in distributable
cash flow	(8,834)	(2,946)	(14,648)	(8,748)

Limited partners' interest in distributable
cash flow	$54,740	$22,738	$99,986	$67,942

Weighted average number of limited
partnership units outstanding	46,809,749	23,041,394	31,051,243	23,041,394

Distributable cash flow per limited
partner unit	$1.17	$0.99	$3.22	$2.95

(a) Interest expense of $4.9 million is included in income from discontinued operations in the statement of income data for the three and nine months ended September 30, 2005.